FIRST HORIZON CORPORATION

EXECUTIVE BONUS PLAN

Section 1.Purposes
The purposes of this Plan are to promote the interests of the Company and its shareholders by (i) attracting and retaining executive officers and key Associates of the Company and its Subsidiaries, and (ii) motivating such individuals by means of performance-related incentives to achieve performance goals established by the Committee which, if achieved, will enable such individuals to participate in the growth and financial success of the Company. Capitalized terms used in this Section and elsewhere in the Plan are defined in Section 13.

Section 2.Administration
(A)Authority of the Board. The Board retains the general authority—parallel and equivalent to that of the Committee—to grant or administer Annual Bonus Awards under the Plan.
(B)Authority of the Committee. Except as provided in Section 2(A), the Committee will administer the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Board, the Company’s Bylaws, or applicable law, the Committee has full power and authority in its discretion to: (i) designate Participants; (ii) make all determinations concerning Awards pursuant to Section 5 or otherwise in accordance with the Plan; (iii) accelerate the time at which all or any part of an Award may be assessed, determined, and paid; (iv) determine whether, to what extent, and under what circumstances Awards may be canceled, forfeited, or suspended, and the method or methods by which Awards may be paid, canceled, forfeited, or suspended; (v) interpret and administer the Plan and any Award under the Plan; (vi) amend or modify the terms of any Award after grant; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, if any; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 11 to amend, suspend, or terminate the Plan.
(C)Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive, and binding upon all Persons, including any Employer, any Participant, and any Associate.
(D)Action by the Committee. Except as otherwise provided in the Company’s bylaws or the Committee’s charter, if any, a majority of the Committee’s members will constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee will be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it deems advisable.
(E)Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of the Company or an Employer, or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee determines, to grant Awards to, or to cancel, modify or waive rights with respect to or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not Section 16 Executives of the Company or who are otherwise not subject to SEC Section 16.

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Section 3.Limitations on Awards
(A)Annual Bonus Award Dollar Limits.
(i)The Maximum Amount of any Annual Bonus Award granted by the Committee to a Participant for any particular Performance Period may not exceed $4,000,000.
(ii)The maximum aggregate Payment Amounts paid to a Participant under all Annual Bonus Awards granted by the Committee in respect of all Performance Periods relating to any particular fiscal year may not exceed $4,000,000.
(iii)The Board may permit either of the foregoing limits to be exceeded.
(B)Application of Limits. In applying this Section 3, valuations will be made as follows:
(i)If an Annual Bonus Award is denominated in dollars, it will be valued at its cash amount, even if ultimately it is paid using IP Awards.
(ii)If an Annual Bonus Award is denominated in Shares (including Share units): (1) the dollar value used for paragraph (A)(i) will be measured using the market value of Shares on the grant date of the Award, notwithstanding that the actual cash paid, or the actual value of Shares received, in the future may be a greater or lesser amount; and (2) the dollar value used for paragraph (A)(ii) will be measured using the market value of Shares on the Payment Date. For this purpose, denomination of an Annual Bonus Award in the form of an IP Award consisting of restricted stock or restricted stock units will be valued as Shares without regard to any risk of forfeiture based on a continuing service requirement.
(iii)If an Annual Bonus Award is denominated partly in cash and partly in Shares, for purposes of this Section 3 the cash and Share parts of the Award will be valued separately, with each part valued in accordance with paragraphs (B)(i) or (ii), as applicable.
(iv)Denomination and payment provisions of Awards and Award Programs must comply with Section 5(E). Valuations used for purposes of this Section 3 will be used solely to apply the limitations in Section 3, and need not be consistent with valuations used for purposes of other Sections of the Plan or other purposes external to the Plan, such as financial reporting. No Participant has any right to any Payment Amount based on valuations used for purposes of this Section.

Section 4.Eligibility
Any Associate is eligible to be designated by the Committee as a Participant. Without limiting the Committee’s authority, the Board expects that the Committee will use this Plan to establish Annual Bonus Awards primarily for executive-level Associates; however, no Participant is deemed to be an executive solely because he or she received an Award under the Plan. The receipt or holding of an Award will not affect a person’s eligibility for other or future Awards. The Committee is permitted to grant more than one Award to a Participant covering the same or overlapping Performance Periods, and the Committee may discontinue granting Awards to any Associate for any reason.

Section 5.Annual Bonus Awards
(A)Annual Bonus Participation, Programs, & Documentation.
(i)General. Subject to the provisions of the Plan, from time to time the Committee, in its discretion, may select any Associate to be granted one or more Annual Bonus Awards under the Plan. No Associate has the right (a) to be selected as a Participant in the Plan for any
Performance Period, or (b) if selected as a Participant in one Performance Period, to be selected as a Participant in any subsequent Performance Period.
(ii)Associates Hired or Promoted During the Performance Period. If an Associate is hired or promoted by the Employer after the commencement of a Performance Period, the

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Committee may grant an Annual Bonus Award related to that Performance Period or any part thereof. In that situation, the Award may be established and paid as a full-year Award or may be prorated or otherwise reduced, in the Committee’s discretion.
(iii)Award Programs. The Committee may create one or more programs of Annual Bonus Awards. In each such “Award Program,” the Committee may establish and apply a common set of Performance Goals and other terms and conditions to a specified group of Participants in connection with a specified Performance Period. In connection with a Program, differences in outcomes may vary among the Participants in the Committee’s discretion, but the primary sources of differences typically will be: Amounts, and (if applicable) the Committee’s assessment of performance in relation to Personal Plan Goals or other factors related to personal or individual performance. The creation of an Award Program effects a grant, for purposes of the Plan, of an Annual Bonus Award for each Participant who is a member of the Program’s group.
(iv)Documentation. The Committee may document the grant or establishment of any Annual Bonus Award or Award Program in any manner it chooses, including by written meeting materials or meeting minutes.
(v)No Contractual Effect. Regardless of how documented and whether or not part of an Award Program, the establishment or grant of an Annual Bonus Award does not create any contract with any Participant. No Participant has any right to enforce any Award. See also Section 12(C). To the extent the Plan requires the Committee to take or refrain from an action, the requirement is imposed by the Board, and the Committee is responsible only to the Board for any non-compliance.
(B)Performance Period. For each Annual Bonus Award, the Committee must determine the Performance Period, which must be a specified fiscal year or a specified shorter period within a fiscal year. An Annual Bonus may not provide for a Performance Period longer than, or relating to more than, one fiscal year.
(C)Annual Bonus Performance Goals and Amounts.
(i)General. For each Annual Bonus Award, the Committee: (a) must select the Performance Period and at least one applicable Performance Measure; (b) must establish the Performance Goal(s) for each selected Performance Measure applicable to the Performance Period; and (c) may establish Threshold, Target, and/or Maximum Performance levels and Amounts but, in any case, must establish the Maximum Amount and how the final Payment Amount will be determined. These actions must be taken before the Performance Period begins or during the first half of the Period.
(ii)Interpolation of Performance. Multiple Performance Goals may be established using the same Performance Measure(s) in stated increments or steps, so that the Payment Amount nominally increases in steps corresponding to step increases in performance. Unless the Committee provides otherwise, actual performance results occurring between performance steps established by the Committee will be interpolated on a straight-line basis.
(D)Change in Award or Award Program. After the commencement or conclusion of a Performance Period, the Committee may waive, modify, replace, or otherwise adjust any Performance Measures and/or Goals related to any Annual Bonus Award or Award Program, in whole or in part, as the Committee deems appropriate. Similarly, the Committee may waive, modify, or otherwise adjust Threshold, Target, and Maximum Amounts, in whole or in part, as the Committee deems appropriate.
(E)Denominations and Payment Forms.
(i)Default Denomination & Payment Form. The Amount for each Annual Bonus Award will be denominated in U.S. dollars, and the final Payment Amount will be paid in cash, unless otherwise provided by the Committee.
(ii)Other Denominations & Payment Forms.
(a)The Committee is authorized to denominate Annual Bonus Awards in cash, in Restricted Cash Units under the IP Plan, or in Shares (including Share units). Shares are not authorized to be issued under this Plan. If an Annual Bonus Award is denominated in Shares, the Annual Bonus Award either must

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be paid entirely in cash based on the value of Shares at a time chosen by the Committee, or must be granted or paid in the form of one or more IP Awards. An IP Award granted as an Annual Bonus Award must conform with the terms and conditions of this Plan as well as the terms and conditions of the IP. An IP Award granted in payment of an Annual Bonus Award must conform with the terms and conditions of the IP.
(b)An Annual Bonus Award may be denominated in one form and paid in another form. Examples: (1) An Annual Bonus Award may be denominated in Shares but paid in cash based on the value of the final Payment Amount of Shares at the time of payment, at the end of the Performance Period, or at some other time chosen by the Committee. (2) An Annual Bonus Award may be denominated in dollars but may be paid by the grant of an IP Award consisting of Restricted Stock Units with the final Payment Amount converted from dollars to RSUs based on the value of Shares at the time of grant, at the end of the Performance Period, or at some other time chosen by the Committee.
(F)Elective Deferrals. Elective deferral of payment is not supported by this Plan. A Participant who also participates in an elective deferred compensation plan sponsored by the Participant’s Employer may, in accordance with such other plan, elect to defer receipt of all or any part of any final Payment Amount which is to be paid in cash (“Deferred Payment Amount”) under this Plan. The crediting of all or part of any the Deferred Payment Amount to a Participant’s deferral account will be treated as “payment” for all purposes of this Plan of the Deferred Payment Amount, and the date of such crediting will be the Payment Date for the Deferred Payment Amount. Eventual actual payment to the Participant will, in that case, be governed by such other plan.
(G)Effect of Award Non-Compliance. If a putative Annual Bonus Award is granted in violation of any of the requirements within this Plan, it will be treated as a Restricted Cash Unit (if denominated in dollars) or Restricted Stock Unit (if denominated in Shares) award under the IP, rather than as an Annual Bonus Award under this Plan, and it will be governed by the IP rather than this Plan. If the terms and conditions of such a putative Award are inconsistent with both this Plan and the IP, and if the Committee is unwilling or unable to reform such Award to bring it wholly within the requirements of one or the other such plan, the putative Award will have no status under either plan. In that case, it will be paid or not as determined by the Committee, outside of the context of either plan.

Section 6.Transferabilty of Awards
(A)General Transfer Restriction. Except as otherwise provided in this Section 6 or expressly elsewhere in the Plan, no Award may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, hedged, or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law, other than by will or the laws of descent and distribution.
(B)Beneficiary Designations. The Committee is authorized to permit Participants to designate one or more Beneficiaries. A “Beneficiary” is a Person to whom all or a portion of the final Payment Amount from an Award will be paid, if any, if the Participant dies before payment and if the Award is not forfeited as a result of death. If the Committee approves a process for a Participant to designate Beneficiaries and to record those designations, the Company’s record of the most recent designation, or set of designations, made by a Participant who has died will govern which Beneficiary(ies) will be entitled to payment.
(C)Administration. No Beneficiary designation, or transfer by will or the laws of descent and distribution, is effective to bind the Company until the Company is furnished with written notice of the Participant’s death and, in the case of a transfer by will or the laws of descent and distribution, an authenticated copy of the will and/or such other evidence (such as a court order) as the Company may deem necessary to establish the validity and propriety of the payment or transfer. The Committee or the Company may impose additional administrative conditions in order to assure the Company, in good faith, that a transfer or payment is legally valid and proper.

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Section 7.Performance Determinations; Payment
(A)Committee Duties. After completion of each Performance Period associated with an Annual Bonus Award, the Committee must (a) review Company, divisional, group, or personal (as applicable) performance results in relation to the Performance Goals for that Performance Period, (b) make any adjustments to financial or other data required by the terms of the Award, (c) determine the quantitative level of achievement of the Performance Goals, (d) exercise, or determine not to exercise, discretion (except as expressly prohibited by the Plan or by the Award), and (e) determine the final Payment Amount, if other than zero.
(B)Committee Discretion. The terms of an Annual Bonus Award or Award Program may restrict or prohibit the Committee’s ability to exercise positive discretion (discretionary adjustments that enlarge the final Payment Amount), but may not prohibit the Committee’s ability to exercise negative discretion (discretionary adjustments that reduce the final Payment Amount). Any such restrictions or prohibitions must be explicit in the documentation for the Award or Award Program. Subject to any such limitations, the Committee may exercise positive and/or negative discretion, after grant and before final determination of the final Payment Amount, if any, in connection with any Annual Bonus Award. Without limiting the foregoing, discretion may be exercised by reference to attainment of a Participant’s Personal Plan Goals or any other factors.
(C)Time and Manner of Payment. The Committee may determine the time and manner in which an Annual Bonus Award will be paid under this Plan. However, the Committee’s discretion is limited by paragraph (D) below, and may not be exercised in a manner which would cause the payment of an Annual
Bonus Award not to satisfy the requirements for a short-term deferral under Section 409A.
(D)Payment Date. Payment of an Annual Bonus Award will be made as soon as reasonably practicable following the close of the Performance Period and determination by the Committee of the final Payment Amount, if any (the “Payment Date”). The Company will pay or settle each Annual Bonus Award by the 15th day of the third month following the end of the fiscal year associated with that Award’s Performance Period, or sooner to the extent necessary to comply with, or avoid the application of, Section 409A. The Company may make a payment or settlement later than the date provided in the immediately preceding sentence if consistent with avoiding a result adverse to the Company or to the Participant under Section 409A.
(E)Employment Required. Except as provided in this paragraph (E) or Section 9, a Participant must be an Associate from the grant date continuously through the Payment Date in order to receive payment of an Annual Bonus Award; failure of this condition will result in forfeiture of the Award.
(i)Retirement, Death, & Disability. The Committee may provide for exceptions to forfeiture related to the Participant’s Retirement, death, or Disability, either generally or on a case-by-case basis. The Plan requires no such exceptions.
(ii)Individual Contract. If a contractual agreement entered into by and between the Company and a Participant governs the payment of an Annual Bonus Award, then the payment of such Award will be governed by the terms and conditions of such agreement.

Section 8.Termination of Service, Forfeiture, and Clawback
(A)General Service Requirement. Except as otherwise determined by the Committee, each Award, and all rights of the Participant to the Award and any Shares, cash, or other benefits deriving therefrom, will terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment with one or more Employers for the entire period during which service is required, as specified in Section 7(E) and (if applicable) as additionally required by the Committee for a particular Award or Award Program.
(B)Termination. Without limiting the authorities in Section 2:
(i)Termination of Service Provisions. The Committee has complete discretion to determine the terms and conditions that apply to any Award upon death, Disability, Retirement, or other Termination of Service.

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Such terms may be provided in the documenation for the Award or Award Program or otherwise.
(ii)Exceptions & Waivers. After grant, the Committee has the full power and authority to reduce or waive, in whole or part, conditions and requirements of an Award related to employment or a Termination of Service. The Committee may require concessions or agreements by the Participant in exchange for such waivers.
(C)Plan, Awards & Programs, and Clawback Policy.
(i)Awards are subject to forfeiture prior to payment, and to recovery or reimbursement of paid or delivered cash, Shares, or other benefits (“Clawback”), to the extent provided in this Plan from time to time.
(ii)Awards are subject to forfeiture and Clawback to the extent provided in the documentation for the Award or Award Program from time to time.
(iii)Awards are subject to forfeiture and Clawback to the extent provided in the Clawback Policy from time to time.
(iv)An amendment to the forfeiture or Clawback provisions of the Plan or Clawback Policy will not apply retroactively to then-outstanding Awards unless expressly so provided in such amendment.
(v)The Committee or the Board may amend the substance of any or all forfeiture or Clawback provisions in this Section 8 or otherwise in the Plan as the Committee or the Board determine to be appropriate. The Committee or the Board may move any or all forfeiture or Clawback provisions from this Plan to the Clawback Policy for administrative convenience or in order to facilitate compliance with regulatory or reporting requirements.
(vi)The Plan, the Clawback Policy, or an Award may provide for forfeiture or Clawback based on, or triggered by, a restatement or other correction of financial results used to determine the amount paid for the Award. In such cases forfeiture or Clawback may be absolute, or the amount paid may be merely re-determined based on corrected information. For purposes of applying those latter provisions, the following are examples of lowering (or eliminating) an Award payment based on restated or corrected financial results: (i) the payment would have been lower or eliminated directly by application of a Performance Goal based in whole or part on a Performance Measure that incorporates or is adversely affected by the correction; and (ii) for any Award where the amount paid is subject to Committee discretion, the Committee determines in good faith that the payment would have been lower or eliminated through the exercise of discretion by the Committee if the Committee had known the correct financial results at the time the discretion was exercised.
(vii)For the purposes of this Section 8, all amounts paid will be calculated on a gross pretax basis regardless of the net amount remitted to the Participant. For example, if a Participant’s Annual Bonus Award pays $100,000 gross and, after withholding for taxes and all other reasons, $75,000 net is remitted to the Participant in cash, then under this Section the Company may seek reimbursement of all or any portion of the $100,000 gross amount, provided that the conditions for Clawback are met.
(D)Forfeiture and Reimbursement in the Context of Misconduct.
(i)The Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Annual Bonus Award, and/or the reimbursement by any Participant to the Company of all or any portion of any Annual Bonus Award paid (as defined in paragraph (iv) below) to the Participant, for any Annual Bonus Award where the Board or the Committee concludes in good faith that the Participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or Associate of the Company or of any of its Subsidiaries.
(ii)In determining whether and to what extent the Board or the Committee (as applicable) may cause the Company to exercise its rights under this Section 8(D) after finding that this Section applies, the Board or Committee may weigh all material facts and circumstances pertaining to the relevant acts and events, and may take any factors into account that it deems relevant to the determination, including, among others, the following factors:  the degree or risk of harm or

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other consequences to the Company or its Subsidiaries, including tangible, financial, regulatory, reputational or other intangible harm; the extent to which the misconduct was intended to allow the Participant to personally gain a profit or advantage or personally avoid a loss or disadvantage; the extent to which the Participant did or did not believe his or her misconduct would further the best interests of the Company or its Subsidiaries; the extent to which the Participant’s misconduct took advantage of or otherwise betrayed a trust conferred upon that Participant; and the extent to which the misconduct involved deceit by the Participant.
(iii)The Company’s right in this Section 8(D) with respect to an Award will expire if not asserted – by notice to the Participant, court filing, or otherwise – within three years after the Award is paid or, if the Award is paid in parts on more than one occasion, within three years after the final payment of the Award. For this purpose an assertion of rights need only reflect that the Company is commencing or has commenced a review of possible misconduct by the Participant; such an assertion may, but need not, reflect the completion of the investigation and other processes outlined in this Section or a demand for repayment. Also, for purposes of this Section 8(D) (iii), an Award is deemed paid when actually paid or, if earlier, when the Participant’s elective deferral is effectuated. Accordingly, any deferral period mandated by the terms of an Award or otherwise will extend the period under this Section.
(iv)Any of the Board, the Committee, the Chairman of the Committee, the Chairman of the Board, or the Chief Executive Officer, acting singly based on any good faith suspicion that the conditions of this Section 8(D) above might be met, may halt and suspend payment of any Annual Bonus Award (including payment of any amount deferred in connection with any Award and any earnings thereon or proceeds thereof) until the Board, Committee, or Committee’s delegate has investigated, considered, and acted upon the matter hereunder. Any such suspension will be without interest owed to the Participant if it is later determined that any payment should be made to the Participant.
(v)No payment of any Award, whether or not following a payment-suspension, will operate to waive or diminish the Company’s right to seek reimbursement under this Section.
If the Board acts under this Section 8(D), any member of the Board whose conduct is at issue (in whole or part) must recuse him- or herself from participating in the matter as a Board member.
(E)Payment. For the purposes of this Section 8 an Annual Bonus Award is “paid,” and “payment” is made, when, among other things, any one or more of the following occur: the Award results in a cash payment to or for the benefit of the Participant; the Award results in shares issued or delivered to the Participant; or the Award results in an increase in a deferral account of the Participant or otherwise results in any credit for the account or benefit of the Participant (see also Section 5(F)). The amount paid is the amount of dollars or shares or both that is so paid, issued, delivered, increased, or credited. Any Award earned and deferred and any Award payments that are earned and deferred for any reason are subject to this Section 8 as having been paid, along with all dividend equivalents, interest, shares, and other amounts earned upon or that are proceeds of the amount or share units deferred. However, if the Participant elects to invest deferred amounts in a manner that results in a loss, the Participant nevertheless may be required to reimburse to the Company the full amount of the Award (measured in dollars or shares, as applicable at the time originally paid) if the conditions of this Section 8 are met.

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Section 9.Effects of Change in Control
(A)In General. Except as provided in this Section 9, the Plan does not require, nor does it prohibit, determination of a final Payment Amount or acceleration of payment if a Change in Control occurs.
(B)Awards and Award Programs. In connection with a Change in Control, an Award or Award Program may provide for acceleration of payment at a specified or calculable Payment Amount, or may provide for the modification or cancellation of the Award or Program, or may provide for continuation of the Award or Program without any modification, all as determined by the Committee in its sole discretion. In addition:
(i)Prior to a Change in Control, the Committee may modify or cancel an Award or Award Program in anticipation of the Change in Control in any manner consistent with the Plan that the Committee chooses, in its sole discretion.
(ii)Following a Change in Control, the Committee may modify or cancel an Award or Award Program in any manner consistent with the Plan that the Committee chooses, in its sole discretion, provided that, for any Participant described in paragraphs (E)(i) or (E)(ii) of this Section 9 below, the Committee may not provide for a Payment Amount less than what is provided in such paragraphs.
(C)Change in Control Severance Agreements and Plans. A Participant in this Plan may have a change in control severance agreement with the Company, or may participate in a change in control severance plan sponsored by the Company. Such an agreement or plan may assert control over the timing and Payment Amount of an Annual Bonus Award granted to that Participant, whether or not the Participant has a Termination of Service, and this Plan will be administered to support that assertion.
(D)Change in Control Transaction Agreement. The terms of the merger or other agreement governing a Change in Control, once approved by the Board and the Company’s shareholders, may allow, authorize, encourage, or require acceleration, settlement (termination with cash payment), substitution, or other treatment of outstanding Annual Bonus Awards. The Plan will be administered to support any such required outcomes, and may be administered to support any other outcomes consistent with that agreement and its implementation.
(E)Default Provisions. If payment following a Change in Control of any Award granted under the Plan to a Participant is not otherwise provided for by the terms of any agreement, plan, Award, or Award Program as provided in this Section above, then the payment of such Award following a Change in Control will be governed by the following:
(i)If the Participant has a Termination of Service other than for Cause by the Company or its successor during a Performance Period in which a Change in Control occurred, the Participant will receive a payment equal to (x) the Target Amount for the Annual Bonus Award, (y) prorated based upon the number of full months which have elapsed in the Performance Period as of the date of such Termination of Service.
(ii)If the Participant has a Termination of Service other than for Cause by the Company or its successor following a Performance Period in which a Change in Control occurred, but before the Payment Date for an Annual Bonus Award related to that Performance Period, the Participant will receive the full amount of the Annual Bonus Award earned but not yet paid for that Performance Period. Determination of any such “full amount” will be consistent with determinations made for Awards to other Participants using the same Performance Period and Performance Goals, except that negative discretion may not be employed regarding the terminated Participant based on any individual factors, including Personal Plan Goals.
(F)Section 409A Compliance. If payment related to an Annual Bonus Award following a Change in Control constitutes the payment of deferred compensation subject to Section 409A, and if the timing or form of that payment is changed as a result of that Change in Control, then no such change in the timing or form of payment may occur unless the event that constitutes a Change in Control as defined in the Plan also is a “change in control event” as defined in Section 409A (including its regulations). If such Change in Control event is not a “change in control event,” then, in order to preserve as much of the benefit of this Section 9 as possible, the Committee may determine to adjust the timing or form of payment in order to avoid becoming subject to Section 409A or in order to comply with Section 409A, even if such adjustment is inconsistent with other provisions of this Section 9 or an Award or Award Program.

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Section 10.Tax Matters
(A)Withholding for Taxes.
(i)General. A Participant may be required to pay to an Employer or the Company, and each Employer and the Company has the right and is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any other compensation or other amount owing to a Participant, the amount (in cash or Shares) of any Taxes associated with the Award, and to take such other action as may be necessary in the opinion of the Company to satisfy all corporate obligations for the payment of such Taxes. Moreover, the Employer and the Company may withhold from payment of an Award any Taxes related to types of compensation other than Awards.
(ii)Withholding Tax Features. The Committee may, in its discretion, allow or require that withholding Taxes associated with an Annual Bonus Award be paid to the Company (or its agent) from the cash or IP Awards to be delivered to the Participant from that Annual Bonus Award. A withholding tax feature may cover any Taxes required or permitted to be withheld in connection with the Annual Bonus Award. A withholding tax feature may, but need not, be limited to the minimum amount of such Taxes required to be remitted to the applicable taxing authorities, but may not exceed the Company’s estimate of Taxes associated with the Award based on the maximum marginal tax rates applicable to that Participant, or (if greater), applicable to Participants generally in the context Annual Bonus Awards.
(B)No Liability for Adverse Tax Treatment. Neither the Company nor any Subsidiary, nor any director, officer, employee, or advisor of the Company or any Subsidiary, is liable to any Participant for Taxes imposed on the Participant in connection with any Award or for the tax consequences to the Participant of any Award or of participation in the Plan.
(C)Section 409A Compliance. In addition to other provisions in the Plan which refer to Section 409A:
(i)Deferrals and Deferral Features. Unless expressly determined otherwise by the Committee, any deferral provisions, elections, and features authorized under the Plan or provided in connection with any Award are intended to, and will be interpreted and administered to, comply with Section 409A. As to any deferral provision, election, or feature provided in connection with any Award, the Committee may not take action that would fail to comply with Section 409A to the substantial detriment of the Participant, unless the Participant consents. For this purpose, general acceptance of the Award in question does not, by itself, constitute Participant consent to Section 409A non-compliance.
(ii)Timing Changes Generally. Neither the Company nor any Participant may accelerate or delay payment, settlement, or exercise of any Award except to the extent compliant with Section 409A or an applicable exception, or unless Section 409A does not apply at all.
(iii)Termination of Service. The Committee or the Company (subject to Committee oversight) may determine to accelerate or delay, or change the form of, payment of any Award or related benefit triggered by or associated with a Participant’s Termination of Service, notwithstanding general provisions of the Plan, in order to avoid the application of Section 409A or in order to comply with Section 409A. Without limiting the foregoing, the Committee or Company may consider: whether the payment will have the status of a “deferral of compensation” and whether that status could be avoided by changing the form or timing of payment, whether a Participant is a “specified employee” at any given time and whether that status might be different at an earlier or later time, and whether the Participant’s Termination of Service constitutes a “separation from service,” all within the meaning of Section 409A.

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Section 11.Inception, Termination, Suspension, and Amendment
(A)Inception. The Plan became effective the date it was first approved by the Board, which was October 26, 2021.
(B)Termination of Authority for New Awards. New Awards may be granted under the Plan until the Board terminates the Plan, after which time new Awards may not be granted by the Committee under the Plan. Unless otherwise expressly provided in the Plan or in an Award or Award Program, any Award granted hereunder prior to Plan termination may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award will, continue after the authority for grant of new Awards hereunder has been terminated.
(C)Termination, Suspension, or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that no amendment of the Plan may be interpreted or administered in a manner that would fail to comply with Section 409A unless expressly determined otherwise by the Board.
(D)Termination, Suspension, or Amendment of Awards. The Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively.

Section 12.Technical & Miscellaneous Matters
(A)No Interest. The Committee may not provide for interest or other earnings under the Plan on the Payment Amount of an Annual Bonus Award. This restriction does not affect any provision for interest or other earnings under a deferred compensation plan or account into which an Annual Bonus Award may be deferred in whole or part.
(B)No Rights to Awards. The Plan gives no Associate or other Person any right to be granted or to receive any Award on any terms. The Plan does not require uniformity of treatment of Award recipients, or of holders or beneficiaries of Awards. The terms and conditions of one Award or Award Program need not be consistent or uniform in any respect whatever with any other Award or Program. An action taken by the Committee in one instance likewise need not be consistent or uniform in any respect whatever with any other action.
(C)No Rights to Payment Amounts. The Board has created this Plan to provide the Committee with a written framework to create and pay short-term incentives to high-level Associates, primarily executives. The Board intends that all short-term incentives are discretionary until paid, and the Committee will interpret and administer the Plan and all Awards under it accordingly. Accordingly, no Associate has any contractual or other legal right to receive any Payment Amount under any Annual Bonus Award.
(D)Other Compensation Arrangements. Nothing in the Plan will prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for compensation, awards, or benefits similar to those provided for hereunder.
(E)No Right to Employment. The grant of an Award may not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan or any Award.
(F)Governing Law. The validity, construction, and effect of the Plan and any Award or Award Program will be determined in accordance with the substantive laws of the State of Tennessee, without giving effect to the conflict of law principles thereof.
(G)Severability. To the extent applicable to a particular Award granted to a particular Pariticipant, the forfeiture and Clawback provisions of the Plan, the Clawback Policy, the Award, and the Award Program (if applicable) may be limited by the laws of another state associated with where the Participant lives or works. If a court of competent jurisdiction determines that any of those provisions is unlawful or prohibited by law as applied to that Award, then those provisions of that Award will be deemed modified, reduced, or otherwise cut back to the minimum extent possible in

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order to preserve the original provisions to the maximum extent possible, consistent with applicable state law as applied to that Award and that Participant.
(H)Other Laws. No Award may be construed as an offer to sell securities of the Company, and no such offer may be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.
(I)No Trust or Fund Created. Neither the Plan nor any Award or Award Program creates or may be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right is no greater than the right of any unsecured general creditor of the Company or such Subsidiary, as applicable.
(J)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings may not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(K)No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan nor any Award or Award Program will confer on any person other than the Company and each Participant any rights or remedies hereunder or thereunder.

Section 13.Definitions
As used in the Plan, the following terms have the meanings set forth below:
The “Amount” of an Annual Bonus Award is a dollar or other amount that may be paid to the Participant depending on whether, or the extent to which, the Performance Goals of the Award are met and the other terms and conditions of the Award are determined, assessed, or satisfied, as applicable.
“Annual Bonus,” “Annual Bonus Award,” or “Award” means an award made to a Participant pursuant to the Plan that is subject to and dependent upon the attainment of one or more Performance Goals. Annual Bonus Awards may be paid in cash or IP Awards, as provided in Section 5. For this purpose, a bonus is “annual” if it relates to a single fiscal year of the Company or a Subsidiary, or any portion of a single fiscal year. The Committee may treat partial-year Annual Bonuses, all relating to different parts of the same year, as a single Annual Bonus.
“Award Program” has the meaning given in Section 5(A)(iii).
“Associate” means an employee of any Employer.
“Beneficiary” has the meaning given in Section 6(B).
“Board” means the Board of Directors of the Company.
“Cause” means:
(i)a Participant’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting, or extortion, (B) a felony charge, or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;
(ii)a Participant’s engagement in any conduct which constitutes, or which results in, employment or service disqualification, disbarment, or prohibition under applicable law or regulations (including under banking, financial industry, or securities laws or regulations);
(iii)a Participant’s knowing violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member;
(iv)a Participant’s substantial failure to perform his or her duties to the Company or its Subsidiaries;

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(v)a Participant’s knowing and substantial breach of any contract or agreement with the Company or its Subsidiaries;
(vi)a Participant’s knowing violation of any policy of the Company or its Subsidiaries concerning hedging, trading, or confidential or proprietary information, or a Participant’s knowing and substantial violation of any other policy of the Company or of any of its Subsidiaries as in effect from time to time;
(vii)a Participant’s knowing and substantial unauthorized use, taking, mis-appropriation, conversion, or disclosure of tangible or intangible property, including information, of the Company, any of its Subsidiaries, or of any Associate, director, customer, or client of the Company or any of its Subsidiaries;
(viii)a Participant’s deliberate engagement in any act or deliberate making of any statement which substantially impairs, impugns, denigrates, disparages, or negatively reflects upon the name, reputation, or business interests of the Company or any of its Subsidiaries, or upon the name, reputation, or business interests of any Associate, director, customer, or client of the Company or any of its Subsidiaries; or
(ix)a Participant’s deliberate engagement in any conduct substantially detrimental to the Company or its Subsidiaries.
The determination as to whether Cause has occurred in any given instance will be made in the sole discretion of: (a) for a Participant who is a Section 16 Executive, by the Committee or, if so determined by the Board, by the Board; (b) for any other Participant, by management of the Company under the oversight of the Committee or, if so determined by the Committee, by the Committee. The Board, Committee, or management, as the case may be, also has the authority in its sole discretion to waive the consequences under the Plan or any Award or Award Program of the existence or occurrence of any of the events, acts or omissions constituting Cause.
“Change in Control” means, unless otherwise defined in the applicable Award or Award Program and except as defined in Section 9(F) for the purposes of certain tax matters, the occurrence of any one of (and will be deemed to have occurred on the date of the earliest to occur of) the following events:
(i)individuals who, on January 26, 2021, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be deemed to be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(ii)any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an Associate stock ownership or Associate benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);
(iii)consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting

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from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any Associate benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”);
(iv)consummation of a sale of all or substantially all of the Company’s assets; or
(v)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Computations required by paragraph (iii) will be made on and as of the date of shareholder approval and will be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company will not be deemed to have occurred solely because any Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company will then occur.
“Clawback” has the meaning given in Section 8(C)(i).
“Clawback Policy” means the Compensation Recovery Policy of the Company and any successor(s) thereto.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means a committee of the Board composed solely of not less than two Non-Employee Directors, all of whom meet any “independence” requirements promulgated by the principal stock exchange on which Shares are listed. The members of the Committee are appointed by and serve at the pleasure of the Board. The Board may determine that a standing committee of the Board, with duties beyond administering the Plan and meeting the foregoing requirements, may act as the Committee, and further may determine that a sub-committee of any such standing committee, where the sub-committee meets the foregoing requirements, may act as the Committee. At the inception of the Plan, the Board has determined that the Board’s Compensation Committee will be the initial Committee under the Plan.
“Company” means First Horizon Corporation, a Tennessee corporation, and its successors and assigns.
“Company Voting Securities” means the outstanding securities issued by the Company ordinarily having the general right to vote at elections of the Company’s directors, including shares of the common capital stock of the Company, par value $0.625 per share. Securities which have only a limited right to vote, such as the right (as a class or series) to elect one or two directors but not to vote for directors generally, are not included within “Company Voting Securities.”
“Compensation Plan” means any compensation plan such as an incentive, bonus, stock option, restricted stock, pension restoration or deferred compensation plan or any Associate benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit Associates, including, without limitation, any such compensation plans established

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after this Plan was established or most recently amended.
“Deferred Payment Amount” has the meaning given in Section 5(F).
“Disability” means, unless otherwise defined in the applicable Award or Award Program, a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Employer employing the Participant at the onset of such total and permanent disability.
“Employer” means the Company or any Subsidiary employing a Participant or an Associate being considered for participation, as applicable.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“IP” means the Company’s 2021 Incentive Plan, as amended from time to time, or any successor long-term incentive plan.
“IP Award” means an award granted under the IP.
“Maximum Amount” means, for a given Annual Bonus Award, the highest possible Payment Amount.
“Maximum Performance” means, for a given Award, the level of attainment of applicable Performance Goals necessary for the Maximum Amount, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of discretion.
“Participant” means any Associate who receives an Award under the Plan.
“paid” and “payment” have the meanings given in Section 8(E).
“Payment Amount” (or final Payment Amount) means, for any given Bonus Award, the Amount that is finally paid or owed to the Participant after all Performance Goals are assessed and determined and all actions by the Committee are taken and are final.
“Performance Goal” means any performance goal, based on one or more Performance Measures, which is established by the Committee for a Performance Period and the attainment of which is necessary for the payment of an Award to a Participant at the completion of the Performance Period. A Performance Goal may be expressed as an absolute amount or percent, as a ratio, or per share or per Associate, or in any other manner determined by the Committee.
“Performance Measure” means any financial, non-financial, operational, or other performance criteria selected by the Committee, including any Personal Plan Goal. A Performance Measure may focus on company, divisional, unit, department, or personal performance. Without limiting the generality of the foregoing, “non-financial” performance criteria may include measures related to environmental, social, or governance achievements. As used herein, a specific Performance Measure may be “combined” with any one or more other Performance Measures by addition, subtraction, multiplication, division, or other arithmetic means, or by any combination of such operations, as specified by the Committee, and the result of such combination will be a Performance Measure. Without limiting the generality of the previous sentence, the ratio, ranking, or other quantitative relationship of a Performance Measure of the Company with a Performance Measure of another company (or group of other companies) is itself a Performance Measure.
“Performance Period” means the period to be used in measuring the degree to which Performance Goal(s) relating to an Award have been met.
“Person” (other than in connection with the definition of Change in Control) means any individual, corporation, partnership, group, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof, or other entity.
“Personal Plan Goal” means an individual performance goal to be achieved by a Participant in a Performance Period which is not based upon quantitative or objective corporate performance. Personal Plan Goals may be established in any manner approved by the Committee.
“Plan” means this Executive Bonus Plan, as amended from time to time.
For each Award, “Retirement” has the meaning provided in the applicable Award or Award Program. If an Award or Award Program provides no definition of retirement but provides for or alludes to retirement treatment (reduction or elimination of forfeiture) at the discretion of the Committee or its delegate, then for that Award or Award Program “Retirement” means a Termination of Service as to which retirement treatment has been given.
“SEC” means the Securities and Exchange Commission or any successor thereto.

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“SEC Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
“Section 16 Executive” means an officer of the Company required to file ownership reports by SEC Section 16.
“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder or any successor provision thereto as in effect from time to time. “Compliance with Section 409A” or any similar phrase means taking such actions, refraining from such actions, or (in the case of the Plan, an Award, or other document) having such provisions, as are necessary to secure a favorable, ordinary, or expected tax outcome or to avoid a substantially adverse tax outcome, related to Section 409A, for the Company or its Subsidiaries or for a Participant.
“Share” means a share of the Company’s common stock, $0.625 par value, as adjusted from time to time for stock splits, reverse stock splits, or recapitalizations affecting such stock.
“Subsidiary” means any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.
“Target Amount” means, for a given Annual Bonus Award, the Amount of the Award defined by the Committee as being “target” or, if no such level is identified as being “target,” the Amount payable to a Participant for the achievement of the applicable Performance Goals at the 100% level in relation to the Performance Period. If an Award is established without specifying a “target” level of performance and without providing for an increase in payment for achievement above 100% performance, then the “Target Amount” is the Maximum Amount.
“Target Performance” means, for a given Award, the level of attainment of applicable Performance Goals necessary for payment of the Target Amount in relation to a Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of any discretion.
“Tax,” in relation to an Award or other compensation, means any income, employment, service, excise, withholding, sales, transfer, value-added, wealth, property, securities, or other tax imposed on or applicable in respect of the Award’s or compensation’s grant, existence, Vesting, exercise, payment, settlement, conversion, transfer, or other event associated with the Award or compensation. Without limiting the foregoing, such a Tax may be imposed or levied by any governmental taxing authority or agency, including local, state, federal, or national authorities and agencies within or outside the U.S.
“Termination of Service” means, for any Associate, the termination of the employee-employer relationship between a Participant and his or her Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by another Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the Participant. The Committee, in its absolute discretion, may determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Service. However, notwithstanding the foregoing: (i) the Committee must interpret “Termination of Service” to be consistent with “separation from service” (or other similar phrase from time to time) as used in Section 409A and its regulations; and, (ii) an Employer has an absolute and unrestricted right to terminate an Associate’s employment at any time for any reason whatsoever, with or without Cause.
“Threshold Amount” means, for a given Annual Bonus Award, the minimum possible Payment Amount that is higher than zero.
“Threshold Performance” means, for a given Award, the level of attainment of applicable Performance Goals necessary for the minimum non-zero level of Payment Amount for the Award (the “Threshold Amount”) in relation to a Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of any discretion.

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